Exhibit 4.5

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of November 20, 2009 (the “Effective Date”), by and among:

(1)	Daqo New Energy Corp., a company duly organized and validly existing under the Laws of the Cayman Islands (the “Company”),

(2)	Daqo Solar Energy North America, a corporation duly incorporated and validly existing under the Laws of the State of California (“Daqo North America”),

(3)	Chongqing Daqo New Energy Co., Ltd., a company organized and existing under the Laws of the People’s Republic of China (“Chongqing Daqo”),

(4)	Nanjing Daqo New Energy Co., Ltd., a company organized and existing under the Laws of the People’s Republic of China (“Nanjing Daqo”),

(5)	Daqo New Material Co., Ltd., a company organized and existing under the Laws of the People’s Republic of China (“Daqo New Material”),

(4)	the individuals listed in Schedule I-A attached hereto (the “Major Shareholders,” and each a “Major Shareholder”),

(5)	the entities listed in Schedule I-B attached hereto (the “Major Shareholder Holdcos,” and each a “Major Shareholder Holdcos”),

(6)	the individuals listed in Schedule I-C attached hereto (the “Other Beneficial Owners,” and each an “Other Beneficial Owner”),

(6)	the parties listed in Schedule I-D attached hereto (the “Other Ordinary Shareholders” and together with the Major Shareholder Holdcos, the “Ordinary Shareholders,” and each an “Ordinary Shareholder”), and

(7)	the investors listed in Schedule II attached hereto (the “Investors”, and each an “Investor”).

Each of the Company, Daqo North America, Chongqing Daqo, Nanjing Daqo, Daqo New Material, the Major Shareholders, the Other Beneficial Owners, the Ordinary Shareholders and the Investors is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.	The Company, Daqo North America, Chongqing Daqo, Nanjing Daqo, Daqo New Material, the Major Shareholders, the Investors and other parties thereto entered into a Share Purchase Agreement dated as of November 11, 2009 (the “Share Purchase Agreement”).

B.	The Share Purchase Agreement requires that the Parties enter into this Agreement as a condition to the closing contemplated therein.

C.	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1. Definitions. The following terms shall have the meanings ascribed to them below:

“Affiliate” means, except with respect to individuals, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, and with respect to an individual, anyone who is a Relative.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Applicable Accounting Principles” means the generally accepted accounting principles in the United States, applied on a consistent basis.

“Board” or “Board of Directors” means the board of directors of the Company.

“CFC” means a controlled foreign corporation as defined in section 957 the Code.

“Chongqing Daqo” has the meaning set forth in the Preamble of this Agreement.

“Circular 75” has the meaning set forth in Section 8.3 hereof.

“Closing” means the closing of issuance and sale of the Series A Preferred Shares pursuant to the Share Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” has the meaning set forth in Schedule III hereof.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company’s Option Period” has the meaning set forth in Section 7.2(ii) hereof.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Controlled Entity” means Daqo New Material or any other company organized and existing under the Laws of the PRC and Controlled by the Company or any Subsidiary of the Company.

“Conversion Shares” means Ordinary Shares issued or issuable upon conversion of Series A Preferred Shares.

“Daqo North America” has the meaning set forth in the Preamble of this Agreement.

“Daqo New Material” has the meaning set forth in the Preamble of this Agreement.

“Effective Date” has the meaning set forth in the Preamble of this Agreement.

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, and, with respect to the Company, shall include any Ordinary Shares and Ordinary Share Equivalents of the Company.

“Exercising Shareholder of Preemptive Rights” has the meaning set forth in Section 5.3 hereof.

“Exercising Shareholder of Right of First Refusal” has the meaning set for in Section 7.2(iii)(c) hereof.

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the jurisdiction in which the Company is organized, or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, Daqo New Material, and the WFOEs, together with each Subsidiary of any of the foregoing, and each Person that is, directly or indirectly, Controlled by any of the foregoing, including but not limited to each joint venture in which any of the foregoing holds more than fifty percent (50%) of the voting power, and “Group” refers to all of Group Companies collectively.

“Holdco Equity Securities” means any Equity Securities of any Person that holds Equity Securities of the Company, if any Major Shareholder or Other Beneficial Owner directly or indirectly holds any Equity Securities of such Person. For the avoidance of doubt, Holdco Equity Securities include all Equity Securities of each Major Shareholder Holdco held by any Major Shareholder and all Equity Securities of each Other Ordinary Shareholder held by any Other Beneficial Owner.

“Indirect US Investor” has the meaning set forth in Section 6.3 hereof.

“Investors” has the meaning set forth in the Preamble of this Agreement.

“Issuance Notice” has the meaning set forth in Section 5.2 hereof.

“Key Employee” means each of the president, chief executive officer, the chief financial officer, the chief operating officer, the chief technology officer, the chief sales and marketing officer, the general manager, any other manager with the title of “senior vice president” or higher or any other employee with responsibilities similar to any of the foregoing, of each Group Company and “Key Employees” mean such Persons collectively.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any Governmental Order.

“Lead Investor” means each of Granite Global Ventures III L.P. and NewMargin Growth Fund, L.P. and “Lead Investors” mean such Persons collectively.

“Major Shareholders” has the meaning set forth in the Preamble of this Agreement and each individually is referred to as a “Major Shareholder”.

“Major Shareholder Holdcos” has the meaning set forth in the Preamble of this Agreement and each individually is referred to as a “Major Shareholder Holdco”.

“Memorandum and Articles” means the Amended and Restated Memorandum of Association of the Company and the Amended and Restated Articles of Association of the Company, each in the form attached as Exhibit B to the Share Purchase Agreement.

“Nanjing Daqo” has the meaning set forth in the Preamble of this Agreement.

“New Securities” means, subject to the terms of Section 4.3 hereof, any Equity Securities of the Company, except for (i) any Ordinary Shares, or any option or warrant to acquire any Ordinary Shares, issued to employees, officers, consultants or directors of the Company pursuant to the Share Incentive Plan or a stock option plan, stock purchase plan, or other equity incentive plan duly approved pursuant to Section 3.1 hereof; (ii) Equity Securities of the Company issued upon conversion of the Series A Preferred Shares; (iii) Equity Securities of the Company issued in an initial public offering of the Ordinary Shares; or (iv) Equity Securities of the Company issued in connection with any share split, share dividend, combination, or similar transaction of the Company duly approved pursuant to Section 3.1 hereof.

“Non-Exercising Shareholder” has the meaning set forth in Section 5.3 hereof.

“Offered Shares” has the meaning set forth in Section 7.2(i) hereof.

“Ordinary Directors” means the directors on the Board designated or to be designated by the Ordinary Shareholders pursuant to Section 2.1(i) hereof.

“Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares and instruments convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A Preferred Shares.

“Ordinary Shareholders” has the meaning set forth in the Preamble of this Agreement.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Other Beneficial Owners” have the meaning set forth in the Preamble of this Agreement.

“Other Ordinary Shareholders” have the meaning set forth in the Preamble of this Agreement.

“Party” or “Parties” have the meaning set forth in the Preamble of this Agreement.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means passive foreign investment company as defined section 1297 in the Code.

“PFIC Shareholder” has the meaning set forth in Section 6.3 hereof.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Preemptive Right” has the meaning set forth in Section 5.1 hereof.

“Preferred Shareholders” means the holders of Series A Preferred Shares.

“Preferred Shareholder Majority” means one or more Preferred Shareholders who hold more than fifty percent (50%) of the then outstanding Series A Preferred Shares.

“Preferred Shareholder’s Option Period” has the meaning set forth in Section 7.2(iii)(a) hereof.

“Qualified Exchange” means the New York Stock Exchange, the Nasdaq Global Market System or the Main Board of the Hong Kong Stock Exchange.

“Qualified IPO” means the closing of the first firm commitment fully underwritten public offering of Ordinary Shares or securities representing such Ordinary Shares of the Company (i) with gross proceeds to the Company of at least US$80 million and that reflects a pre-money market valuation (based on the price per share offered to the public in the offering) of the Company of at least US$275 million and that results in such securities being listed on a Qualified Exchange, or (ii) otherwise approved by the Board, including the affirmative votes of both Series A Directors.

“Related Party” means an officer, director or employee of any Group Company or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any of them.

“Relative” means a husband, wife, father, mother, son, daughter, brother, sister, grandparent, grandchild, or spouse of any of these, or a person living in the same household with an individual.

“Remaining Securities” has the meaning set forth in Section 5.3 hereof.

“SAFE” has the meaning set forth in Section 8.3 hereof.

“Second Notice” has the meaning set forth in Section 7.2(ii) hereof.

“Securities Act” has the meaning set forth in Schedule III hereof.

“Selling Shareholder” has the meaning set forth in Section 7.3(i) hereof.

“Series A Directors” means the director(s) on the Board designated or to be designated by the Lead Investors pursuant to Section 2.1(i) hereof.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Share Incentive Plan” means the Company’s 2009 share incentive plan adopted in August 2009, as such plan may be amended and restated from time to time.

“Share Purchase Agreement” has the meaning set forth in the Recitals.

“Shares” means the Ordinary Shares and the Series A Preferred Shares.

“Shareholders” means the Ordinary Shareholders and Preferred Shareholders, and “Shareholder” means any one of them.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns or Controls more than fifty percent (50%) of the issued and outstanding authorized share capital, voting interests or registered capital.

“Third Notice” has the meaning set forth in Section 7.2(iii)(c) hereof.

“Third Party Purchaser” has the meaning set forth in Section 7.2(i) hereof.

“Transfer” has the meaning set forth in Section 7.1(i) hereof.

“Transfer Notice” has the meaning set forth in Section 7.2(i) hereof.

“Transferor” has the meaning set forth in Section 7.2(i) hereof.

“U.S.” means the United States of America.

“U.S. Person” or “United States Person” means any person described in Section 7701(a)(30) of the Code.

“WFOE” means each of Chongqing Daqo and Nanjing Daqo and “WFOEs” means both of the foregoing entities collectively.

2. Corporate Governance.

2.1 Board of Directors.

(i) From and after the date hereof and prior to the consummation of the Qualified IPO, the Company shall have a Board consisting of no more than seven (7) directors. For so long as a Lead Investor, together with its Affiliates, holds in aggregate at least five percent (5%) of the Company’s issued and outstanding Shares, such Lead Investor shall have the right to designate one (1) director on the Board at any time prior to the first (1st) anniversary of the Qualified IPO. During the period commencing on the first (1st) anniversary of the Qualified IPO and terminating on the third (3rd) anniversary of the Qualified IPO, the Lead Investors shall have the right to jointly designate one (1) director on the Board, for so long as such Lead Investors, together with their respective Affiliates, hold in aggregate at least five percent (5%) of the Company’s issued and outstanding Shares. For so long as the Qualified IPO has not been consummated, holders of Ordinary Shares representing a majority of the issued and outstanding Ordinary Shares shall have the right to designate five (5) directors on the Board.

(ii) At each election of the directors of the Board, each Party shall vote at any meeting of members, such number of Shares held by such Party as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Shares held by such Party to keep the size of the Board at seven (7) directors and in addition (a) as may be necessary to cause the election or re-election as members of the Board, and during such period to continue in office, each of the individuals designated pursuant to this Section 2.1 and (b) against any nominees not designated pursuant to this Section 2.1. The Series A Directors shall initially be Fumin Zhuo and Greg W. Ye. The Ordinary Directors shall initially be Guangfu Xu, Xiang Xu, Fei Ge, Dafeng Shi and Gongda Yao.

(iii) Any Person or group of Persons entitled to designate any individual to be elected as a director of the Board pursuant to this Section 2.1 shall have the right to remove any such director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any director occupying such position. Each Party that is a Shareholder agrees to always vote such Party’s respective Shares in support of the principle that a director to the Board designated pursuant to this Section 2.1 shall be removed from the Board with or without cause only upon the vote or written consent of the shareholders entitled to designate such director pursuant to Section 2.1, and each such holder further agrees not to seek, vote for or otherwise effect the removal with or without cause of any such director without such vote or written consent. If a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal of any director designated pursuant to Section 2.1, the replacement to fill such vacancy shall be designated in the same manner, in accordance with Section 2.1, as the director whose seat was vacated.

(iv) Any director not elected in the manner provided in sub-paragraphs (i), (ii), or (iii) shall be elected by the members at a general meeting, with holders of Series A Preferred Shares and Ordinary Shares voting together on an as-converted basis and not as separate classes.

2.2 Alternates. Subject to applicable Law, each Series A Director shall be entitled to appoint an alternate to serve at any Board meeting, and such alternate shall be permitted to attend all Board meetings and vote on behalf of the director for whom she or he is serving as an alternate.

2.3 D&O Insurance. The Company shall, and the Major Shareholders and the Major Shareholder Holdcos shall cause the Company to, as promptly as practicable and in any event prior to any initial public offering of the Ordinary Shares, purchase, and thereafter shall maintain, directors’ and officers’ insurance on terms approved by the Lead Investors, in relation to any person who is or was a director or an officer of the Company, or who at the request of the Company is or was serving as a director or an officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise or entity, against any liability asserted against the person and incurred by the person in that capacity. The Memorandum and Articles shall at all times provide that the Company shall indemnify the members of the Board to the maximum extent permitted by the Law of the jurisdiction in which the Company is organized.

2.4 Board Meetings. The Company shall hold no less than one (1) Board meeting during each fiscal quarter. The Company shall promptly reimburse each member of the Board of Directors that participates in or attends Board and/or committee meetings for all reasonable, documented expenses incurred in connection with such participation or attendance, including without limitation round-trip travel and lodging and/or long-distance telephone charges. The Series A Directors shall be entitled to reimbursement from the Company for all reasonable expenses incurred in their service as directors.

2.5 Boards of Other Group Companies. At the request of the Lead Investors, the number of directors on the board of any Group Company (other than the Company) shall be constituted in the same manner as the Board, and the provisions in Section 2.1, 2.2 and 2.4 shall apply mutatis mutandis to the board of directors of each Group Company subject to applicable law. Each Group Company and each Major Shareholder shall take all steps required to give effect to the first sentence of this Section 2.5.

2.6 Additional Covenants. Each Group Company and each of the Major Shareholders shall ensure that the rights granted hereunder are effective and that the Parties hereto enjoy the benefits thereof. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided above. No Group Company shall, and the Major Shareholders shall cause each Group Company not to, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Group Companies and the Major Shareholders, and each Group Company shall, and the Major Shareholders shall cause the Group Companies to, at all times in good faith take action as appropriate in the carrying out of all of the provisions of this Agreement. Each Ordinary Shareholder agrees that it shall not enter into any other agreements or arrangements of any kind with respect to the voting of any Shares or deposit any Shares in a voting trust or other similar arrangement.

2.7 Termination. Except Section 2.1, which shall survive the Qualified IPO, this Section 2 shall terminate and cease to have any effect upon the consummation of the Qualified IPO.

3. Protective Provisions.

3.1 Preferred Shareholder Majority Approval Required. In addition to any other rights provided by law and the Memorandum and Articles, as for so long as any Series A Preferred Share remains outstanding, each Group Company shall not, and each Major Shareholder shall cause each Group Company not to, take any of the following actions without obtaining the prior written consent of the Preferred Shareholder Majority:

(i) any amendment, alteration, or repeal of any provision of the constitutional documents thereof (except as may be appropriate or necessary to consummate a Qualified IPO);

(ii) any increase in the authorized share capital thereof (except as may be appropriate or necessary to consummate a Qualified IPO);

(iii) any authorization or designation of any new class or series of shares or any other Equity Securities thereof;

(iv) any redemption or repurchase of the Equity Securities thereof (except redemption or repurchase pursuant to the Share Incentive Plan or any other share incentive plan duly adopted pursuant to subsection (viii) hereof);

(v) the sale of all or substantially all of the assets thereof, whether by merger, consolidation or otherwise;

(vi) any action that results in the payment or declaration of a dividend or other distribution thereby;

(vii) any voluntary dissolution or liquidation thereof or any reclassification or recapitalization of the outstanding equity thereof (in the case of reclassification or recapitalization, except as may be appropriate or necessary to consummate a Qualified IPO);

(viii) the adoption or a change in the terms of any bonus or profit sharing scheme or any employee share option or share participation scheme or plan;

(ix) any increase or decrease of the authorized number of members of the board of directors thereof (except as may be appropriate or necessary to consummate a Qualified IPO);

(x) the issuance of any Equity Securities thereof (except as may be appropriate or necessary to consummate a Qualified IPO);

(xi) the undertaking of any voluntary dissolution or liquidation thereof or any reclassification or recapitalization of the outstanding equity capital thereof (except as may be appropriate or necessary to consummate a Qualified IPO);

(xii) the disposal of the whole or substantial part of the intellectual property, goodwill or assets thereof;

(xiii) any initial public offering other than a Qualified IPO; and

(xiv) authorization, agreement or undertaking to do any of the foregoing.

3.2 Series A Directors Approval Required. In addition to any other rights provided by law and the Memorandum and Articles, as for so long as the Lead Investor(s) have the right to appoint any Series A Director on the Board and as long as any Series A Preferred Share remains outstanding, each Group Company shall not, and each Major Shareholder shall cause each Group Company not to, take any of the following actions without obtaining the prior written consent of all Series A Directors:

(i) hire, dismiss or make any significant change in the responsibilities of Key Employees;

(ii) borrow any money or obtain any financial facilities in excess of the amounts over US$1 million other than pursuant to a budget duly approved under subsection (viii) hereof;

(iii) create, allow to arise or issue any debenture constituting a pledge, lien, or charge on all or any of the assets or rights (including intellectual property rights) thereof in the transaction value over US$1 million other than pursuant to a budget duly approved under subsection (viii) hereof;

(iv) license or otherwise transfer any of material patents, copyrights, trademarks or other intellectual property thereof other than in the ordinary course of business;

(v) purchase or lease any real property in the transaction value over US$1 million other than pursuant to a budget duly approved under subsection (viii) hereof;

(vi) acquire any investment or incur any commitment in excess of the amounts over US$1 million other than pursuant to a budget duly approved under subsection (viii) hereof;

(vii) adopt the annual business plan thereof or make any substantial change in the such business plan;

(viii) approve quarterly and annual budgets therefor and deviations in excess of 25 percent therefrom;

(ix) appoint or change the auditors;

(x) establish any new subsidiary or joint venture;

(xi) make any material amendment of the accounting policies or any change to the financial year thereof;

(xii) enter into, terminate or make any change to agreements with any Related Party or another Group Company in an amount over US$1 million other than pursuant to a budget duly approved under subsection (viii) hereof; and

(xiii) authorize, agree or undertake to do any of the foregoing.

3.3 Termination. This Section 3 shall terminate and cease to have any effect upon the consummation of the Qualified IPO.

4. Information and Inspection Rights.

4.1 Delivery of Financial Statements. The Company shall, and each Major Shareholder shall cause the Company to, deliver to each Preferred Shareholder the following documents or reports:

(i) within one hundred and twenty (120) days after the end of each fiscal year of the Company, a consolidated income statement and statement of cash flows for the Company for such fiscal year and a consolidated balance sheet for the Company as of the end of the fiscal year, audited and certified by an internationally reputable firm of independent certified public accountants or any other firm of independent certified public accountants reasonably acceptable to the Lead Investors, all prepared in accordance with the Applicable Accounting Principles;

(ii) within forty five (45) days of the end of each month, a consolidated unaudited income statement and statement of cash flows for such month and a consolidated balance sheet for the Company as of the end of such month, prepared in accordance with the Applicable Accounting Principles consistently applied throughout the period (except for year-end adjustments and except for the absence of notes) and certified by the chief financial officer of the Company;

(iii) within sixty (60) days of the end of each fiscal quarter, a consolidated unaudited income statement and statement of cash flows for such quarter and a consolidated balance sheet for the Company as of the end of such quarter, prepared in accordance with the Applicable Accounting Principles consistently applied throughout the period (except for year-end adjustments and except for the absence of notes) and certified by the chief financial officer of the Company;

(iv) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, an annual budget and an business plan for the succeeding fiscal year for the Group Companies, setting forth for each quarter during such succeeding fiscal year projected revenues, profits and operating expenses; and

(v) copies of all documents or other information sent to all other shareholders and any documents filed by the Company with any relevant securities exchange or similar regulatory authority, no later than five (5) Business Days after such documents or information are filed by the Company.

4.2 Inspection. Each Group Company shall, and the Major Shareholders shall cause each Group Company to, permit each Preferred Shareholder, at the Preferred Shareholder’s own expense, during normal business hours following reasonable notice, to visit and inspect the relevant Group Company, its Subsidiaries, any of the properties of the Group Company or its Subsidiaries, and to examine the books of account and records of the Group Company and its Subsidiaries, and to discuss the affairs, finances and accounts of the Group Company and its Subsidiaries with the directors, officers, management employees, accountants, legal counsel and investment bankers of such entities.

4.3 Termination. This Section 4 shall terminate and cease to have any effect upon the consummation of the initial public offering of the Ordinary Shares or securities representing such Ordinary Shares of the Company.

5. Preemptive Rights.

5.1 General. The Company hereby grants to each Preferred Shareholder a right (the “Preemptive Right”) to purchase up to its pro rata share (and any overallotment, as provided in Section 5.3 below) of any New Securities that the Company may, from time to time, propose to sell or issue, in the proportions set forth in this Section 5.1. Each Preferred Shareholder’s “pro rata share” for the purposes of this Section 5.1 shall be determined according to the aggregate number of Conversion Shares held by such Preferred Shareholder immediately prior to the issuance of the New Securities in relation to the total number of Ordinary Shares and Ordinary Share Equivalents outstanding immediately prior to the issuance of the New Securities.

5.2 Issuance Notice. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preferred Shareholder written notice (an “Issuance Notice”) of such intention, describing (i) the type of New Securities, (ii) the identity of the prospective subscriber, and (iii) the price and the general terms upon which the Company proposes to issue the same. Each of the Preferred Shareholders shall have ten (10) days after the receipt of such notice to agree to purchase up to such Preferred Shareholder’s respective pro rata share of such New Securities (as determined in Section 5.1 above) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

5.3 Overallotment. If any Preferred Shareholder fails to exercise its Preemptive Right to purchase its full pro rata share of any New Securities (each, a “Non-Exercising Shareholder”), the Company shall, within five (5) days after the expiration of the ten (10) day period described in Section 5.2 above, deliver written notice specifying the aggregate number of unpurchased New Securities that were eligible for purchase by all Non-Exercising Shareholders (the “Remaining Securities”) to each Preferred Shareholder that exercised its right to purchase its full pro rata share of the New Securities (each, an “Exercising Shareholder of Preemptive Rights”). Each Exercising Shareholder of Preemptive Rights shall have a right of overallotment, and may exercise an additional right to purchase the Remaining Securities by notifying the Company in writing within five (5) days after receipt of the notice by the Company pursuant to the prior sentence of this Section 5.3; provided, however, that if the Exercising Shareholders of Preemptive Rights desire to purchase in aggregate more than the number of Remaining Securities, then the Remaining Securities will be allocated to the extent necessary among the Exercising Shareholders of Preemptive Rights in accordance with their relative pro rata shares based on the number of the Remaining Shares such Exercising Shareholders of Preemptive Rights have elected to purchase pursuant to this Section 5.3.

5.4 Sales by the Company. For a period of ninety (90) days following the expiration of the ten (10) day period as described in Section 5.2 above (or the five (5) day period described in Section 5.3 above, if applicable), the Company may sell any New Securities with respect to which the Preferred Shareholders’ rights under this Section 5 were not exercised, to the purchasers identified in the Issuance Notice and at a price and upon terms not more favorable to the purchasers thereof than specified in the Issuance Notice. In the event the Company has not sold such New Securities within such ninety (90) day period, the Company shall not and the Major Shareholders shall cause the Company to not thereafter issue or sell any New Securities, without first again offering such securities to the Preferred Shareholders in the manner provided in this Section 5.

5.5 Termination. This Section 5 shall terminate and cease to have any effect upon the consummation of the initial public offering of the Ordinary Shares or securities representing such Ordinary Shares of the Company.

6. Tax Matters.

6.1 Each Group Company shall not, and the Major Shareholders shall cause each Group Company not to, take any action inconsistent with the treatment of the relevant Group Company as a corporation for U.S. federal income tax purposes and each Group Company shall not, and the Major Shareholders shall cause each Group Company not to, elect to be treated as an entity other than a corporation for U.S. federal income tax purposes.

6.2 Each Group Company and Major Shareholder shall use their best efforts to arrange the management and business activities of each Group Company in such a way that none of the Group Companies is treated as a resident for tax purposes of or is subject to income tax in a jurisdiction other than the jurisdiction in which it has been organized.

6.3 Each Group Company and Major Shareholder shall use their best efforts to avoid future status of any Group Company as a PFIC. Within one hundred and twenty (120) days from the end of each taxable year of the Company, each Group Company shall, and the Major Shareholders shall cause each Group Company to determine, in consultation with a reputable accounting firm, whether any Group Company was a PFIC in such taxable year (including whether any exception to PFIC status may apply). If any Group Company or Major Shareholder determines that any Group Company was a PFIC in such taxable year (or if a Government Authority or an Investor informs a Group Company that it has so determined), the Group Company or Major Shareholder, as relevant, shall, within one hundred and twenty (120) days from the end of such taxable year, provide the following information to each Investor that is a United States Person and each United States Person that holds either direct or indirect interest in an Investor (“Indirect US Investor”) (hereinafter, collectively referred to as a “PFIC Shareholder”): (i) all information available to the relevant Group Company as a PFIC Shareholder may request to permit such PFIC Shareholder to (a) accurately and timely prepare its U.S. tax returns and comply with any other reporting requirements, if any, arising from its investment in the Group Company and relating to the relevant Group Company’s classification as a PFIC and (b) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to the relevant Group Company; and (ii) a completed “PFIC Annual Information Statement” as described in Treasury Regulation Section 1.1295-1(g). A Group Company shall be required to provide the information described above to an Indirect US Investor only if an Investor requests in writing that the Group Company provide such information to such Indirect US Investor and furnishes the Group Company with written identifying information (such as name, address, and other identifying information) about the Indirect US Investor.

6.4 Each Party that is a shareholder of any Group Company (except for the Investors) represents (i) that it is not a United States Person, and (ii) that it is not owned, wholly or in part, directly or indirectly, by any United States Person. Each Party that is a shareholder of any Group Company (other than the Investors) shall provide prompt written notice to the relevant Group Company, and the Group Company shall in turn provide prompt written notice to each of other Parties that is a shareholder, of any subsequent change in United States Person status in their shareholders. Each Group Company represents that, other than the Investors, it does not have any direct or indirect shareholders that are United States Persons. Within 120 days from the end of each taxable year, each Group Company shall determine, in consultation with a reputable accounting firm, whether it is a CFC. Each Group Company shall provide to any Investors upon request (i) any information in its possession concerning its shareholders and, to the Group Company’s actual knowledge, the direct and indirect interest holders in each shareholder, sufficient for the Investor to determine whether or not such Group Company is a CFC; and (ii) in the event any Group Company is determined to be a CFC, any information reasonably requested by the Investor in connection with complying with applicable reporting requirements for U.S. tax purposes. The Major Shareholders and all Group Companies shall use their best efforts to avoid generating for any taxable year in which any Group Company is a CFC, income that would be includible in the income of the Investors (or any Indirect US Investor) pursuant to Section 951 of the Code.

6.5 The Company shall comply, and the Major Shareholders shall cause all Group Companies to comply, with all record-keeping, reporting, and other requirements that the Investors inform the Company are necessary to enable the Investors to comply with any applicable U.S. tax rules. The Company shall, and the Major Shareholders shall cause all Group Companies to, also provide each Investor with any information reasonably requested by such Investor to enable the Investor to comply with any applicable U.S. tax rules.

6.6 The cost incurred by any Group Company in providing the information that it is required to provide, or is required to cause to be provided, and the cost incurred by the Group Company in taking the action, or causing the action to be taken, as described in this Section 5.5 shall be borne by the relevant Group Company.

6.7 Termination. This Section 6 shall terminate and cease to have any effect upon the consummation of a Qualified IPO.

7. Share Transfer Rights and Restrictions

7.1 Prohibition on Transfer of Shares.

(i) Ordinary Shareholders. Subject to the provisions in Sections 7.2, 7.3, and 7.4 of this Agreement, no Party that is an Ordinary Shareholder, regardless of such Ordinary Shareholder’s employment status with the Company, shall directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way (“Transfer”) all or any part of any interest in any Equity Securities of the Company now or hereafter owned or held by such Ordinary Shareholder.

(ii) Prohibited Transfers Void. Any Transfer of Equity Securities of the Company by a Party that is an Ordinary Shareholder not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company.

(iii) No Indirect Transfers. Each of the Major Shareholders and Other Beneficial Owners agrees that any Transfer, sale or issuance of any Holdco Equity Securities or any interest therein shall be deemed to be an indirect Transfer of Equity Securities of the Company and therefore is subject to all of the terms, conditions and restrictions applicable to Transfers set forth in this Agreement. Furthermore, the Major Shareholders and Other Beneficial Owners shall not make, cause or permit any Transfer, sale or issuance of any Holdco Equity Securities or any interest therein without first complying with all of the terms, conditions and restrictions applicable to a Transfer of Equity Securities of the Company pursuant to this Agreement, and any purported Transfer, sale or issuance of any Holdco Equity Securities or any interest therein in contravention of this Agreement shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Ordinary Shareholder shall recognize any such Transfer, sale or issuance.

7.2 Rights of First Refusal.

(i) Transfer Notice. If any Party that is an Ordinary Shareholder proposes to sell any Equity Securities of the Company (such holder, a “Transferor”) to one or more third parties that are not Affiliates of such Transferor or otherwise related to such Transferor through common ownership or Control (the “Third Party Purchaser”), other than in connection with and as part of an initial public offering of the Ordinary Shares of the Company, then the Transferor shall give the Company and each Preferred Shareholder written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Equity Securities of the Company to be transferred (the “Offered Shares”), (ii) the identity of the Third Party Purchaser(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a definitive offer from the Third Party Purchaser and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(ii) Company’s Option. The Company shall have an option for a period of ten (10) days following its receipt of the Transfer Notice (the “Company’s Option Period”) to elect to purchase all or a portion of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice, by notifying the Transferor and each Shareholder in writing before the expiration of the Company’s Option Period as to the number of such Offered Shares that it wishes to purchase. Within ten (10) days after expiration of the Company’s Option Period, the Transferor shall deliver written notice to each of the other Shareholders (the “Second Notice”) setting forth the number of Offered Shares, if any, which the Company has not elected to purchase.

(iii) Preferred Shareholders’ Option.

(a) Each Preferred Shareholder shall have an option for a period of ten (10) days following receipt of the Second Notice (the “Preferred Shareholder’s Option Period”) to elect to purchase all or any portion of its respective pro rata share of the Offered Shares set out in the Second Notice at the same price and subject to the same material terms and conditions as described in the Transfer Notice, by notifying the Transferor and the Company in writing before expiration of the Preferred Shareholder’s Option Period as to the number of such Offered Shares that it wishes to purchase.

(b) For the purposes of this Section 7.2(iii), each such Preferred Shareholder’s “pro rata share” of the Offered Shares shall be equal to (A) the total number of Offered Shares which the Company has not elected to purchase pursuant to Section 7.2(ii), multiplied by (B) a fraction, the numerator of which shall be the aggregate number of Conversion Shares held by such Preferred Shareholder on the date of the Transfer Notice and the denominator of which shall be the total number of Conversion Shares held by all Preferred Shareholders on such date.

(c) If any such Preferred Shareholder fails to exercise its right to purchase its full pro rata share of the available Offered Shares, the Transferor shall deliver written notice (the “Third Notice”) within five (5) days after the expiration of the Preferred Shareholder’s Option Period to the Company and each Preferred Shareholder that elected to purchase its entire pro rata share of the Offered Shares (an “Exercising Shareholder of Right of First Refusal”). The Exercising Shareholders of Right of First Refusal shall have a right of re-allotment, and may exercise an additional right to purchase such unpurchased Offered Shares by notifying the

Transferor and the Company in writing within ten (10) days after receipt of the Third Notice; provided, however, that if the Exercising Shareholders of Right of First Refusal desire to purchase in aggregate more than the number of such unpurchased Offered Shares, then such unpurchased Offered Shares will be allocated to the extent necessary among the Exercising Shareholders of Right of First Refusal in accordance with their relative pro rata shares based on the number of the unpurchased Offered Shares such Exercising Shareholders of Right of First Refusal have elected to purchase pursuant to this Section 7.2(iii)(c).

(d) Subject to applicable securities Laws, each such Preferred Shareholder shall be entitled to apportion Offered Shares to be purchased among its Affiliates, provided that such Preferred Shareholder notifies the Company and the Transferor in writing.

(iv) Procedure. If the Company and/or any Preferred Shareholder gives the Transferor notice that it desires to purchase Offered Shares, and, as the case may be, its re-allotment, then payment for the Offered Shares to be purchased shall be by wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased, at a place agreed to by the Transferor, the Company and all the participating Preferred Shareholders and at the time of the scheduled closing therefor, no later than sixty (60) days after the Company’s receipt of the Transfer Notice, unless such notice contemplated a later closing with the Third Party Purchaser or unless the value of the purchase price has not yet been established pursuant to Section 7.2(v). The Transferor shall have the right to terminate or withdraw any Transfer Notice and any intent to transfer Offered Shares at any time, whether or not the Company and/or any Preferred Shareholder has elected to purchase under this Section 7.2 any Offered Shares offered thereby.

(v) Valuation of Property.

(a) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company and the Preferred Shareholders shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

(b) If the Transferor, the Company and the Preferred Shareholders cannot agree on such cash value within the Preferred Shareholder’s Option Period, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by the Transferor, the Company (if the Company has elected to purchase any Offered Shares) and the Preferred Shareholders that have elected to purchase a majority of the Offered Shares elected to be purchased by the Preferred Shareholders (if any Preferred Shareholders have elected to purchase any Offered Shares) or, if they cannot agree on an appraiser within the Company’s Option Period (or the Preferred Shareholder’s Option Period if the Company does not elect to purchase all Offered Shares), each shall select an appraiser of internationally recognized standing and the two appraisers shall designate a third appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.

(c) The cost of such appraisal shall be shared equally by the Transferor, on the one hand, and the Company and the participating Preferred Shareholders, on the other hand, with the portion of the cost borne by the Company and the Preferred Shareholders to be borne pro rata by the Company and each participating Preferred Shareholder based on the number of Offered Shares such Party has elected to purchase pursuant to this Section 7.2

(d) If the value of the purchase price in the Transfer Notice is not determined within the sixty (60) day period specified in Section 7.2(iv) above, the closing of the purchase of Offered Shares by the Company and/or Preferred Shareholders shall be held on or prior to the fifth (5th) business day after such valuation shall have been made pursuant to this Section 7.2(v).

7.3 Right of Co-Sale.

(i) To the extent the Company and the Preferred Shareholders do not exercise their respective rights of first refusal as to all of the Equity Securities of the Company proposed to be sold by any Transferor pursuant to Section 7.2, each Preferred Shareholder that did not exercise its right of first refusal pursuant to Section 7.2 with respect to such Offered Shares shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice (but in no event less favorable to the Transferor) by notifying the Transferor in writing within ten (10) days after the expiration of the last applicable notice period set forth in Section 7.2(iii) (such Preferred Shareholder a “Selling Shareholder”). Such Selling Shareholder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Shareholder wishes to sell under its right to participate. To the extent one or more Preferred Shareholders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities of the Company that the Transferor may sell in the Transfer shall be correspondingly reduced proportionally.

(ii) The total number of Equity Securities of the Company that each Selling Shareholder may elect to sell shall be equal to the product of (i) the aggregate number of the Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 7.2 hereof, multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares (assuming the exercise, conversion and exchange of any Ordinary Shares Equivalents) owned by such Selling Shareholder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (assuming the exercise, conversion and exchange of any Ordinary Shares Equivalents) owned by the Transferor and all Selling Shareholders on the date of the Transfer Notice.

(iii) Each Selling Shareholder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the Third Party Purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities of the Company which such Selling Shareholder elects to sell; provided, however that if the Third Party Purchaser objects to the delivery of Equity Securities in lieu of Ordinary Shares, such Selling Shareholder shall only deliver Ordinary Shares (and therefore shall convert any such Equity Securities into Ordinary Shares) and certificates corresponding to such Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(iv) The share certificate or certificates that a Selling Shareholder delivers to the Transferor pursuant to this Section 6.3(iv) shall be transferred to the Third Party Purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Shareholder that portion of the sale proceeds to which such Selling Shareholder is entitled by reason of its participation in such sale.

(v) To the extent that any Third Party Purchaser prohibits the participation of a Selling Shareholder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Shareholder exercising its co-sale rights hereunder, the Transferor shall not sell to such Third Party Purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Shareholder such shares or other securities that such Selling Shareholder would otherwise be entitled to sell to the Third Party Purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

7.4 Non-Exercise of Rights.

(i) To the extent that the Company and the Preferred Shareholders have not exercised their rights to purchase all Offered Shares within the time periods specified in Section 7.2, subject to the right of the Preferred Shareholders to exercise their rights to participate in the sale of Offered Shares within the time periods specified in Section 7.3, the Transferor shall have a period of sixty (60) days from the expiration of such rights specified in Section 7.2 in which to sell the remaining Offered Shares to the Third Party Purchaser identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, so long as any such sale is effected in accordance with any applicable securities Laws. The Parties agree that the Third Party Purchaser, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Parties documents and other instruments assuming the obligations of such Transferor under this Agreement with respect to the Offered Shares, and the transfer shall not be effective and shall not be recognized by any Party until such documents and instruments are so executed and delivered.

(ii) In the event the Transferor does not consummate the sale or disposition of any Offered Shares within sixty (60) days from the expiration of such rights, rights of the Shareholders under Section 7.2 and Section 7.3, as the case may be, shall be re-invoked and shall be applicable to any subsequent disposition of such Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

(iii) The exercise or non-exercise of the rights of the Shareholders under this Section 7.4 to purchase Equity Securities of the Company from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities of the Company or subsequently participate in sales of Equity Securities by the Transferor hereunder.

7.5 Legend. Each existing or replacement certificate for Equity Securities of the Company now owned or hereafter acquired by any Shareholder other than a Preferred Shareholder shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A INVESTOR RIGHTS AGREEMENT BY AND AMONG THE SHAREHOLDER, THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

7.6 Termination. This Section 7 shall terminate and cease to have any effect upon the consummation of the initial public offering of the Ordinary Shares of the Company.

8. Additional Agreements; Other Covenants.

8.1 Registration Rights.

The Company hereby grants to the Shareholders such registration rights as set forth on Schedule III.

8.2 Compliance. Each Group Company shall, and each Major Shareholder shall cause each Group Company to, use its best efforts to cause any direct or indirect subsidiary or entity Controlled by the Company, including without limitation the Group Companies, whether now in existence or formed in the future, to comply in all material respects with all applicable Laws.

8.3 PRC Matters. Each Ordinary Shareholder, Major Shareholder and Other Beneficial Owner who is or becomes a “Domestic Resident” as defined in Circular 75 issued by the State Administration of Foreign Exchange (“SAFE”) on October 21, 2005 (as supplemented by implementing rules and regulations, including without limitation the implementing rule issued by SAFE on May 31, 2007 and known as Notice 106, and by any successor rule or regulation under PRC law, including but not limited to any rule or regulation interpreting or setting forth provisions for implementation of any of the foregoing, “Circular 75”) shall use its best efforts to comply with, and the Group Companies shall use their best efforts to cause such Ordinary Shareholder, Major Shareholder or Other Beneficial Owner to comply with, any applicable reporting and registration requirements under Circular 75 and any other applicable SAFE rules and regulations in respect of shares of the Company held or beneficially owned by such Ordinary Shareholder, Major Shareholder or Other Beneficial Owner.

8.4 Memorandum and Articles. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of the Memorandum and Articles, the terms of this Agreement shall prevail in all respects except as against the Company, the Parties (except for the Company) shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Memorandum and Articles, and the Parties hereto (except for the Company) shall exercise all voting and other rights and powers (including to procure any required alteration to the Memorandum and Articles to resolve such conflict or inconsistency) to make the provisions of this Agreement effective.

8.5 Confidentiality. Each Party acknowledges that the information received by it pursuant to this Agreement may be confidential and for its use only, and it will not reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or applicable law requires such disclosure. Notwithstanding the foregoing, any Party may disclose such information to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations.

8.6 Qualified IPO. Subject to applicable Laws, each of the Company, the Ordinary Shareholders and the Major Shareholders shall use their best efforts to effectuate the closing of a Qualified IPO as soon as practicable.

8.7 Incorporation by Reference. Article 7A of the Memorandum and Articles are hereby incorporated by reference in this Agreement as if repeated in their entirety herein. Any breach of such articles by the Company or any Shareholder shall be deemed to be a breach of this Agreement. The Company shall, and each Major Shareholder, Other Beneficial Owner and Ordinary Shareholder shall cause the Company to, abide by, and take all actions necessary to achieve the economic effect of, all of its obligations under the Memorandum and Articles, including, but not limited to, the provisions related to the conversion of the Series A Preferred Shares, the adjustment to the conversion prices of the Series A Preferred Shares, the declaration and payment of dividends, the winding up of the Company and payment of liquidation preferences on the Series A Preferred Shares and the redemption of the Series A Preferred Shares.

8.8 Investors’ Lockup. Without the prior written consent of the Company, the Investors will not, at any time prior to the first anniversary of the Closing, offer, pledge, announce the intention to sell, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities held by such Investors; provided, however, that such Investors may transfer its Equity Securities to an Affiliate of such Investor if such Affiliates shall sign and deliver an agreement in which such Affiliate covenants to comply with the forgoing transfer restrictions.

8.9 Termination. Except Sections 8.1 and 8.8. which shall survive the Qualified IPO, this Section 8 shall terminate and cease to have any effect upon the consummation of the Qualified IPO.

9. Miscellaneous.

9.1 Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto.

9.2 Assignments and Transfers; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of any Investor hereunder (including, without limitation, registration rights) are assignable in connection with the transfer (subject to applicable securities Laws and other Laws) of Equity Securities of the Company held by such Investor but only to the extent of such transfer, and any such transferee shall execute and deliver to the Company and the other parties hereto a deed of adherence in the form attached hereto as Exhibit A becoming a party hereto as an “Investor” subject to the terms and conditions hereof. This Agreement and the rights and obligations of any party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties; provided that each Investor may assign its rights and obligations to an Affiliate of such Investor without consent of the other parties under this Agreement.

9.3 Governing Law. This Agreement shall be governed by and construed under the Laws of New York, the United States, without regard to principles of conflict of laws thereunder.

9.4 Dispute Resolution.

(i) Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination thereof, shall be settled by arbitration.

(ii) The arbitration shall be conducted in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted in accordance with the said Rules. The number of arbitrators shall be three. The arbitration shall be conducted in the English language.

(iii) Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such party.

(iv) The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.

(v) When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(vi) The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vii) Regardless of anything else contained herein, either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the conclusion of the arbitration.

(viii) In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding(s) involving any of the Parties relating to this Agreement, the Share Purchase Agreement, or any other Transaction Documents (as defined in the Share Purchase Agreement). The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and the tribunal(s) constituted under any of the Transaction Agreements (as defined in the Share Purchase Agreement), the ruling of the tribunal constituted under the Share Purchase Agreement shall prevail.

9.5 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on Schedule IV (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Agreement given in accordance with this Section 9.5). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient, otherwise on the next Business Day.

9.6 Rights Cumulative. Except as expressly provided herein, each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

9.7 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Memorandum and Articles, or elsewhere, as the case may be.

9.8 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

9.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of (i) the Company, (ii) the Major Shareholders, and (iii) both Lead Investors, provided that any amendment or waiver that would adversely affect the rights of any Investor in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of the other Investors shall require such Investor’s written consent. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the Parties hereto.

9.10 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

9.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

9.12 No Presumption. The Parties acknowledge that each Party has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

9.13 Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”; and (viii) all references to dollars or to “US$” are to currency of the United States of America (and shall be deemed to include reference to the equivalent amount in other currencies).

9.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

9.15 Consent to Specific Performance. The Parties declare that it is impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations hereunder. Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, any Party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other Parties have an adequate remedy at law.

9.16 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersedes all other agreements between or among any of the Parties with respect to the subject matter hereof. After the execution and delivery of this Agreement, to the extent that there is any conflict between this Agreement and any provision of any other agreement, arrangement or understanding between the Company and any holder of equity securities of the Company, the terms and conditions of this Agreement shall prevail.

9.17 Aggregation of Stock. All Shares held or acquired by any Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	DAQO NEW ENERGY CORP.

	By:	/s/ Gongda Yao
Name: Gongda Yao
Title: Chief Executive Officer

OTHER GROUP COMPANIES:

DAQO SOLAR ENERGY NORTH AMERICA

By:	/s/ Gongda Yao
Name: Gongda Yao
Title: Authorized Signatory

CHONGQING DAQO NEW ENERGY CO., LTD.

By:	/s/ Gongda Yao
Name: Gongda Yao
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NANJING DAQO NEW ENERGY CO., LTD.

By:	/s/ Gongda Yao
Name: Gongda Yao
Title: Authorized Signatory

DAQO NEW MATERIAL CO., LTD.

By:	/s/ Gongda Yao
Name: Gongda Yao
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:	GRANITE GLOBAL VENTURES III L.P.

By: Granite Global Ventures III L.L.C., its General Partner

	By:	/s/ Hany Nada
Name: Hany Nada
Title: Managing Director

GGV III ENTREPRENEURS FUND L.P.

By: Granite Global Ventures III L.L.C., its General Partner

	By:	/s/ Hany Nada
Name: Hany Nada
Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:	VENTURE STAR INVESTMENT (HK) LIMITED

	By:	/s/ Fumin Zhuo
Name: Fumin Zhuo
Title: Chairman

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:	NEWMARGIN GROWTH FUND, L.P.

	By:	/s/ Greg W. Ye
Name: Greg W. Ye
Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:	SIGULER GUFF BRIC OPPORTUNITIES FUND, LP

By: SIGULER GUFF BRIC GP, LLC, its General Partner

	By:	/s/ Donald P. Spencer
Name: Donald P. Spencer
Title: Managing Director

SIGULER GUFF BRIC OPPORTUNITIES FUND (E), LP

By: SIGULER GUFF BRIC GP, LLC, its General Partner

	By:	/s/ Donald P. Spencer
Name: Donald P. Spencer
Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:	SIGULER GUFF BRIC OPPORTUNITIES FUND II, LP

By: SIGULER GUFF BRIC II GP, LLC, its General Partner

	By:	/s/ Donald P. Spencer
Name: Donald P. Spencer
Title: Managing Director

SIGULER GUFF BRIC OPPORTUNITIES FUND II (T), LP

By: SIGULER GUFF BRIC II GP, LLC, its General Partner

	By:	/s/ Donald P. Spencer
Name: Donald P. Spencer
Title: Managing Director

SIGULER GUFF BRIC OPPORTUNITIES FUND II (M), LP

By: SIGULER GUFF BRIC II GP, LLC, its General Partner

	By:	/s/ Donald P. Spencer
Name: Donald P. Spencer
Title: Managing Director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MAJOR SHAREHOLDERS:	Guangfu Xu

/s/ Guangfu Xu

Xiang Xu

/s/ Xiang Xu

ORDINARY SHAREHOLDERS:	GOLD INTELLECT LIMITED

	By:	/s/ Guangfu Xu
Name: Guangfu Xu
Title: Director

PLENTY CHINA LIMITED

	By:	/s/ Xiang Xu
Name: Xiang Xu
Title: Director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

RUIAN INTERNATIONAL LIMITED

	By:	/s/ Fei Ge
Name: Fei Ge
Title: Director

INSTANTUP INVESTMENTS LIMITED

	By:	/s/ Dafeng Shi
Name: Dafeng Shi
Title: Director
OTHER BENEFICIAL OWNERS:
Fei Ge

/s/ Fei Ge

Dafeng Shi

/s/ Dafeng Shi

Exhibit A

FORM DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made the              day of

by [    ], (“New Shareholder”)

RECITALS

A. On November [    ], 2009, the shareholders of Daqo New Energy Corp. (the “Company”) entered into an Investor Rights Agreement (the “Investor Rights Agreement”), to which the substantial form of this Deed of Adherence forms Exhibit A.

B. The New Shareholder is the intended transferee of [            ] [Ordinary Shares] [Series A Preferred Shares] of par value US$[            ] each (“Transferred Shares”) in the capital of the Company from [            ] (“Transferor”) and in accordance with Section 9.2 of the Investor Rights Agreement is executing this Deed.

THIS DEED WITNESSES as follows:

1. Interpretation. Capitalized terms not otherwise defined in this Deed shall have the meanings given to then in the Investor Rights Agreement.

2. Covenant; Enforceability. The New Shareholder hereby ratifies and accedes to the terms of, agrees to be bound by, and assumes all rights and obligations under the terms and conditions of, the Investor Rights Agreement, as if the New Shareholder had been an original party to the Investor Rights Agreement in the same capacity as the Transferor. The existing shareholders shall be entitled to enforce the Investor Rights Agreement against the New Shareholder.

3. Representation and Warranty. The New Shareholder hereby represents and warrants to the existing shareholders that:

(a) If the New Shareholder is an entity, such New Shareholder is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) The New Shareholder has all requisite power and authority to execute and deliver this Deed and to assume and perform all rights and obligations under the Investor Rights Agreement. Upon their execution, this Deed and the Investor Rights Agreement shall constitute valid and legally binding obligations thereof, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) The execution, delivery and performance by the New Shareholder of and compliance with the Deed and the Investor Rights Agreement, and the consummation of the transactions contemplated thereby, will not result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (A) the articles of association or any other such constitutional documents of the New Shareholder, (B) any material contract to which the New Shareholder is a party, (C) any judgment, order, writ or decree or (D) any applicable law.

Exhibit A

4. Governing Law. This Adherence Deed shall be governed by and construed in all respects in accordance with the laws of New York, the United States.

IN WITNESS WHEREOF this Deed of Adherence has been executed as a deed by the New Shareholder on the date set forth above.

[NEW SHAREHOLDER]	)
in the presence of:	)

Schedule I-A

LIST OF MAJOR SHAREHOLDERS

Guangfu Xu, a citizen of the PRC with PRC identification card number 321124194211100512.

Xiang Xu, a citizen of the PRC with PRC identification card number 321124197103030514.

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Schedule I-A

Schedule I-B

LIST OF MAJOR SHAREHOLDER HOLDCOS

Gold Intellect Limited, a company organized and validly existing under the Laws of the British Virgin Islands.

Plenty China Limited, a company organized and validly existing under the Laws of the British Virgin Islands.

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Schedule I-B

Schedule I-C

LIST OF OTHER BENEFICIAL OWNERS

Fei Ge, a citizen of the PRC with PRC identification card number 321124196412170532.

Dafeng Shi, a citizen of the PRC with PRC identification card number 321102197204261014.

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Schedule I-C

Schedule I-D

LIST OF OTHER ORDINARY SHAREHOLDERS

Ruian International Limited, a company organized and validly existing under the Laws of the British Virgin Islands.

Instantup Investments Limited, a company organized and validly existing under the Laws of the British Virgin Islands.

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Schedule I-D

Schedule II

LIST OF INVESTORS

Granite Global Ventures III L.P., a limited partnership duly organized and validly existing under the Laws of the State of Delaware

GGV III Entrepreneurs Fund L.P., a limited partnership duly organized and validly existing under the Laws of the State of Delaware

Venture Star Investment (HK) Limited, a company duly organized and validly existing under the Laws of Hong Kong

NewMargin Growth Fund, L.P., a limited partnership duly organized and validly existing under the Laws of the Cayman Islands

Siguler Guff BRIC Opportunities Fund, LP, a limited partnership duly organized and validly existing under the Laws of the State of Delaware

Siguler Guff BRIC Opportunities Fund (E), LP, a limited partnership duly organized and validly existing under the Laws of the State of Delaware

Siguler Guff BRIC Opportunities Fund II, LP, a limited partnership duly organized and validly existing under the Laws of the State of Delaware

Siguler Guff BRIC Opportunities Fund II (T), LP, a limited partnership duly organized and validly existing under the Laws of the State of Delaware

Siguler Guff BRIC Opportunities Fund II (M), LP, a limited partnership duly organized and validly existing under the Laws of the State of Delaware

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Schedule II

Schedule III

REGISTRATION RIGHTS

1. Definitions. The following terms used in this Schedule III shall have the meanings ascribed to the below:

“Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering and sale of securities in that jurisdiction.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Holders” means the holders of Registrable Securities who are parties to this Agreement from time to time, and their transferees that become parties to this Agreement from time to time.

“Initiating Holders” means, with respect to a request duly made under Section 2.1 or Section 2.2 of this Schedule III to Register any Registrable Securities, the Holders initiating such request.

“IPO” means the first firm underwritten registered public offering by the Company of its Ordinary Shares pursuant to a Registration Statement that is filed with and declared effective by either the Commission under the Securities Act or another Governmental Authority for a public offering in a jurisdiction other than the United States.

“Registrable Securities” means (i) the Ordinary Shares issued or issuable upon conversion of the Series A Preferred Shares and (ii) any Ordinary Shares of the Company issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) herein, excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to Section 9.2 of the Investor Rights Agreement.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

“Registration Statement” means a registration statement prepared on Form F-1, F-3, S-1, or S-3 under the Securities Act (including, without limitation, Rule 415 under the Securities Act), or on any comparable form in connection with registration in a jurisdiction other than the United States.

Schedule III	1

“Securities Act” means the United States Securities Act of 1933, as amended.

“Violation” has the meaning set forth in Section 5.1(i) of this Schedule III.

Except where the context requires otherwise, capitalized terms used herein without definition shall have the meanings set forth in the Section 1 of the Investor Rights Agreement.

2. Demand Registration

2.1 Registration Other Than on Form F-3 or Form S-3. Subject to the terms of this Agreement, at any time or from time to time after the earlier of (i) the second year anniversary of the Effective Date, or (ii) the date that is six (6) months after the closing of the IPO, Holders holding ten percent (10%) or more of the outstanding Registrable Securities held by all Holders may request in writing that the Company effect a Registration on any internationally recognized exchange that is reasonably acceptable to such requesting Holders. Upon receipt of such a request, the Company shall (x) promptly give written notice of the proposed Registration to all other Holders and (y) as soon as practicable, use its best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction as the Initiating Holders may request. The Company shall be obligated to effect no more than three (3) Registrations pursuant to this Section 2.1 that have been declared and ordered effective; provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 2.1 is not consummated for any reason other than due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 2.1.

2.2 Registration on Form F-3 or Form S-3. Subject to the terms of this Agreement, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), Holders holding ten percent (10%) or more of the outstanding Registrable Securities held by all Holders may request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use its best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction.

2.3 Right of Deferral.

(i) The Company shall not be obligated to Register or qualify Registrable Securities pursuant to Section 2:

(a) if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Ordinary Shares within one hundred and eighty (180) days of receipt of that request; provided, that the Company is actively employing in good faith its best efforts to cause that Registration Statement to become effective within one hundred and eighty (180) days of receipt of that request; provided, further, that the Holders are entitled to join such Registration subject to Section 3 (other than a registration of securities in a transaction under Rule 145 of the Securities Act or with respect to an employee benefit plan;

Schedule III	2

(b) during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Ordinary Shares of the Company; provided, that the Holders are entitled to join such Registration subject to Section 3 (other than a registration of securities in a transaction under Rule 145 of the Securities Act or with respect to an employee benefit plan);

(c) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$5,000,000 (or an equivalent amount in another currency); or

(d) in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction.

(ii) If, after receiving a request from Holders pursuant to Section 2.1 or Section 2.2 hereof, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided, that that the Company may not utilize this right and/or the deferral right contained in clause (ii) for more than ninety (90) days on any one occasion or for more than once during any twelve (12) month period; provided, further, that the Company may not Register any other of its securities during such period (except for Registrations contemplated by Section 3.4).

2.4 Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwritten offering, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Section 2.1 and Section 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed by a majority-in-interest of the Initiating Holders and such Holder, taken together) to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing

Schedule III	3

selected for such underwritten offering by the Company and reasonably acceptable to the holders of a majority of the voting power of all Registrable Securities proposed to be included in such Registration. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2.1 or Section 2.2, the underwriters may (i) in the event the offering is the Company’s IPO, exclude from the underwritten offering all of the Registrable Securities (so long as the only securities included in such offering are those sold for the account of the Company), or (ii) otherwise exclude up to seventy five percent (75%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities from the Registration and underwritten offering and so long as the number of Registrable Securities to be included in the Registration is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the Registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

3. Piggyback Registrations.

3.1 Registration of the Company’s Securities. Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder (other than a Holder) of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities (except as set forth in Section 3.4), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within ten (10) days after delivery of such notice, the Company shall use its best efforts to include in such Registration any Registrable Securities thereby requested to be Registered by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.

3.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

3.3 Underwriting Requirements.

(i) In connection with any offering involving an underwriting of the Company’s Equity Securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwritten offering and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company and setting forth such terms for the underwritten offering as have been agreed upon between the Company and the underwriters. In the event the underwriters

Schedule III	4

advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may (i) in the event the offering is the Company’s IPO, exclude all of the Registrable Securities (so long as the only securities included in such offering are those sold for the account of the Company and no securities of other selling shareholders are included), or (ii) otherwise exclude up to seventy five percent (75%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities (except for securities sold for the account of the Company) from the Registration and underwriting and so long as the number of Registrable Securities to be included in such Registration is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

(ii) If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwritten offering shall be withdrawn from the Registration. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any Registration proceeding begun pursuant to Section 2.1 or Section 2.2 if the Registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless such withdrawal is due to an action or inaction of the Company or an event outside of the reasonable control of such Holders.

3.4 Exempt Transactions. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable).

4. Registration Procedures.

4.1 Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

(i) Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its best efforts to cause that Registration Statement to become effective and not be withdrawn until the date on which all Registrable Securities have been sold pursuant to such Registration Statement;

(ii) Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of applicable securities Laws;

Schedule III	5

(iii) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by applicable securities Laws, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(iv) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering;

(v) Promptly notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under applicable securities Laws of (a) the issuance of any stop order by the Commission, or (b) the happening of any event or the existence of any condition as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or if in the opinion of counsel for the Company it is necessary to supplement or amend such prospectus to comply with law, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made or such prospectus, as supplemented or amended, shall comply with law;

(vi) Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters; and (ii) a comfort letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(vii) Otherwise comply with all applicable rules and regulations of the Commission to the extent applicable to the applicable registration statement;

(viii) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration; and

(ix) Take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded or, in connection with an IPO, the primary exchange on which the Company’s securities will be traded.

Schedule III	6

4.2 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3 Expenses of Registration. All expenses, other than the underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of one counsel for all selling Holders, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to this Agreement if the Registration request is subsequently withdrawn at the request of a majority-in-interest of the Holders requesting such Registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration).

5. Registration-Related Indemnification.

5.1 Company Indemnity.

(i) To the maximum extent permitted by Law, the Company will indemnify and hold harmless each Holder, such Holder’s partners, officers, directors, shareholders and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (a) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (b) the omission or alleged omission to state in the Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Company of applicable securities Laws, or any rule or regulation promulgated under applicable securities Laws. The Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(ii) The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be

Schedule III	7

unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises solely out of or is solely based upon a Violation that occurs in reliance upon and in conformity with written information furnished in a certificate expressly for use in connection with such Registration by any such Holder, such Holder’s partners, officers, directors, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter. Further, the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or other aforementioned person, or any person controlling such Holder, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

5.2 Holder Indemnity.

(i) To the maximum extent permitted by Law, each selling Holder that has included Registrable Securities in a Registration will, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under applicable securities Laws, or any rule or regulation promulgated under applicable securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder in a certificate expressly for use in connection with such Registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Holder’s liability under this Section 5.2 shall exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration.

(ii) The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).

5.3 Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually

Schedule III	8

satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.

5.4 Contribution. If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No Holder’s liability under this Section 5.4, when combined with such Holder’s liability under Section 5.2, shall exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration.

5.5 Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6 Survival. The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement.

6. Additional Registration-Related Undertakings.

6.1 Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any applicable securities Laws that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under applicable securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;

Schedule III	9

(ii) file with the Commission in a timely manner all reports and other documents required of the Company under all applicable securities Laws; and

(iii) at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (a) a written statement by the Company that it has complied with the reporting requirements of all applicable securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under applicable securities Laws of any jurisdiction where the Company’s securities are listed), (b) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as filed by the Company with the Commission, and (c) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under applicable securities Laws of any jurisdiction where the Company’s Securities are listed).

6.2 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of holders of at least a majority of the then outstanding Registrable Securities held by all Holders, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (i) to include such Equity Securities in any Registration filed under Section 2 or Section 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (ii) to demand Registration of their Equity Securities, or (iii) cause the Company to include such Equity Securities in any Registration filed under Section 2 or Section 3 hereof on a basis pari passu with or more favorable to such holder or prospective holder than is provided to the Holders of Registrable Securities.

6.3 “Market Stand-Off” Agreement. Each party that is a Shareholder agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus) (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company (other than those included in such offering) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of

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Equity Securities of the Company or such other securities, in cash or otherwise; provided, that (x) all directors, officers and all other holders of at least one percent (1%) of the outstanding share capital of the Company must be bound by restrictions at least as restrictive as those applicable to any such holder pursuant to this Section 6.3, (y) this Section 6.3 shall not apply to the extent that any other members subject to substantially similar restrictions are released, and (z) the lockup agreements shall permit such holders to transfer their Registrable Securities to their respective Affiliates so long as the transferees enters into the same lockup agreement. The underwriters in connection with the Company’s IPO are intended third party beneficiaries of this Section 6.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to the Registrable Securities of each shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

6.4 Termination of Registration Rights. The registration rights set forth in Section 2 and Section 3 above shall terminate on the earlier of (i) the date that is five (5) years from the date of closing of an IPO, and (ii) with respect to any Holder, the date on which such Holder may sell all of such Holder’s Registrable Securities under Rule 144 of the Securities Act in any ninety (90)-day period.

7. Jurisdiction. The terms of this Schedule III are drafted primarily in contemplation of an offering of securities in the United States of America. The Parties recognize, however, the possibility that securities may be qualified or registered for offering to the public in a jurisdiction other than the United States of America where registration rights have significance or that the Company might effect an offering in the United States of America in the form of American depositary receipts or American depositary shares. Accordingly:

(i) It is their intention that, whenever this Schedule III or any portion of the Investor Rights Agreement refers to a Law, form, process or institution of the United States of America but the parties wish to effectuate qualification or registration in a different jurisdiction where registration rights have significance, such references to the Laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable Laws or institutions of the jurisdiction in question; and

(ii) It is agreed that the Company will not undertake any listing of American depositary receipts, American depositary shares or any other security derivative of the Company’s Ordinary Shares unless arrangements have been made reasonably satisfactory to a majority-in-interest of the Shareholders to ensure that the spirit and intent of the Investor Rights Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Shareholders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Ordinary Shares in lieu of such derivative securities.

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Schedule IV

NOTICE ADDRESSES

For the purpose of the notice provisions contained in this Investor Rights Agreement, the following are the initial addresses of each party:

If to the Company, Daqo North America, Chongqing Daqo, Nanjing Daqo, Daqo New Material, the Major Shareholders, the Other Beneficial Owners, or the Ordinary Shareholders:

666 Longdu Avenue, Wanzhou, Chongqing 404000,

People’s Republic of China

Attn: Chief Financial Officer

T: +86 23 6486 6666

F: +86 23 6486 6688

If to Granite Global Ventures III L.P. or GGV III Entrepreneurs Fund L.P.:

2494 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Attn: Stephen Hyndman

T:+1 650 475 2150

F:+1 650 475 2151

with a copy to:

GGV Capital

Unit 3701,K.Wah Center

1010 Huaihai Zhong Road

Shanghai 200031 PRC

Attn: Jenny Lee

T: +86 21 6161 1717

F: +86 21 5404 7667

If to NewMargin Growth Fund, L.P.:

c/o NewMargin Ventures

Radisson Plaza (Xing Guo) Hotel

78 Xing Guo Road, Villa 3

Shanghai, China 200052

86-21-6213-8000

If to Venture Star Investment (HK) Limited:

Schedule IV

: 200031

Tel: 86 21 61611 777

If to Siguler Guff BRIC Opportunities Fund, LP, Siguler Guff BRIC Opportunities Fund (E), LP, Siguler Guff BRIC Opportunities Fund II, LP, Siguler Guff BRIC Opportunities Fund II (T), LP, or Siguler Guff BRIC Opportunities Fund II (M), LP:

c/o Siguler Guff Advisers, LLC

825 Third Avenue, 10th Floor

New York, NY 10022

Attention: General Counsel

+1 212 332 5100

Schedule IV